EXHIBIT 99.1

    Dresser, Inc. Announces Fourth Quarter 2003 Financial Results

    DALLAS--(BUSINESS WIRE)--March 29, 2004--Dresser, Inc. today provided financial results for the fourth quarter ended December 31, 2003. The Company recorded revenues of $473.2 million, an increase of $94.5 million over the $378.7 million reported for the same period in 2002. Operating income in the fourth quarter of 2003 was $8.7 million, an increase of $7.3 million from $1.4 million in the fourth quarter of 2002. The Company posted a net loss of $12.5 million for the quarter ended December 31, 2003, compared to a net loss of $24.3 million for the year-ago period.
    EBITDA for the fourth quarter of 2003 was $16.1 million, an increase of $3.2 million from $12.9 million in the same period last year (see "Notice relating to use of non-GAAP measures").
    Adjusted EBITDA ("EBITDA" as defined in the Company's Senior Secured Credit Agreement prior to the recent seventh amendment - see "Notice relating to use of non-GAAP measures") in the fourth quarter of 2003 would have been $46.0 million.
    As part of the recent refinancing of the Company's senior secured credit facility, a provision excluding foreign exchange gains or losses from the calculations of adjusted EBITDA was amended (in the seventh amendment to our senior secured credit facility agreement) so that foreign exchange gains or losses included in net income are now included in adjusted EBITDA. A table is attached showing a comparison of adjusted EBITDA prior to and after the effect of the amendment. It should also be noted that when referring to certain prior periods in this release, including all of 2002 and the first quarter of 2003, adjusted EBITDA was fixed in each period according to the terms of amendment number six to the senior secured credit agreement.
    Under the seventh amendment of the Company's senior secured credit agreement, adjusted EBITDA in the fourth quarter of 2003 was $51.8 million, an increase of $22.4 million compared to adjusted EBITDA fixed in the Company's credit agreement of $29.4 million in the fourth quarter of 2002. Total adjustments of $35.7 million in the fourth quarter of 2003 were composed primarily of asset write-offs, the majority of which was for excess and obsolete inventory, of $10.9 million; re-audit and refinancing fees of $5.8 million; restructuring expenses of $5.5 million; initial recognition of certain foreign pension liabilities from prior years of $5.2 million; loss on the sale of LVF of $4.8 million; and other adjustments of $3.5 million (see footnote (6) to the tables below reconciling adjusted EBITDA to net income). The cash portion of adjustments in the fourth quarter of 2003 was approximately $16.8 million and the non-cash portion of adjustments in the fourth quarter was approximately $18.9 million.
    Gross profit in the fourth quarter of 2003 was $120.8 million compared to $99.3 million for the fourth quarter of 2002. Gross margin for the three-month period ended December 31, 2003 was 25.5% compared to 26.2% for the same period in 2002.
    SEG&A expenses of $112.1 million in the fourth quarter of 2003 were 23.7% of revenues, compared to SEG&A expenses of $97.9 million which were 25.9% of revenues in the same period last year. In the fourth quarter of 2003, SEG&A included approximately $3.7 million of restructuring expenses. In the same period in 2002, there were restructuring expenses of $3.5 million.
    Cash and cash equivalents totaled $149.6 million on December 31, 2003, compared to $126.3 million on December 31, 2002.
    Borrowings under the Company's senior credit facility and senior subordinated notes were $936.6 million at the end of the fourth quarter of 2003 compared to $959.8 million at the end of the fourth quarter of 2002. Total debt, including capital leases, on December 31, 2003, was $947.0 million, compared to $983.6 million on December 31, 2002.
    Backlog on December 31, 2003 was $475.5 million, compared to $349.1 million on December 31, 2002. Increases in backlog were due to stronger bookings and foreign currency appreciation.
    Patrick Murray, Chief Executive Officer of Dresser, Inc., said "Operating income in the fourth quarter of 2003 was improved compared to the year-ago quarter. At the end of 2002, we were experiencing a cyclical low in most of our businesses. In contrast, at the end of 2003 business conditions have improved and we have a larger backlog going into 2004."
    Continued Murray, "We are pleased with the amount of cash we generated in the fourth quarter, with positive cash flow from operations and improved collections on receivables. We also sold LVF, a small non-core valve business, and used part of the proceeds to make a $15 million optional prepayment on our senior secured debt."

    Consolidated fourth quarter 2003 results compared to third quarter 2003 results

    Revenues in the fourth quarter of $473.2 million were up $55.7 million from third quarter revenues of $417.5 million. Operating income of $8.7 million for the quarter ended December 31, 2003, was down $13.9 million from the $22.6 million recorded in the quarter ended September 30, 2003. The net loss in the fourth quarter of $12.5 million grew by $3.3 million from the $9.2 million loss in the third quarter of 2003. EBITDA in the fourth quarter of 2003 of $16.1 million decreased by $16.6 million from the $32.7 million recorded in the third quarter of 2003.
    Adjusted EBITDA under the amended credit agreement was $51.8 million in the fourth quarter of 2003, an increase of $4.9 million from adjusted EBITDA of $46.9 million in the third quarter. Adjusted EBITDA in the fourth quarter prior to the seventh amendment would have been $46.0 million, down slightly from adjusted EBITDA in the third quarter prior to the seventh amendment of $47.7 million.
    Gross profit in the fourth quarter of 2003 was $120.8 million compared to $111.4 million for the third quarter of 2003. Gross margin of 25.5% in the fourth quarter of 2003 declined from 26.7% for the third quarter of 2003. In the fourth quarter of 2003 asset write-offs (primarily for excess and obsolete inventory) totaling $10.9 million impacted gross margins.
    SEG&A expense of $112.1 million was 23.7% of revenues in the fourth quarter of 2003, up from $88.8 million which was 21.3% of revenues in the third quarter of 2003. The quarter-to-quarter change included the initial recognition of certain foreign pension liabilities from prior years, senior credit facility and indenture amendment fees, and recognition of a loss on a bad debt.
    Cash and cash equivalents totaled $149.6 million on December 31, 2003, compared to $113.2 million on September 30, 2003.
    Borrowings under the Company's senior credit facility and senior subordinated notes were $936.6 million at the end of the fourth quarter of 2003 compared to $951.8 million at the end of the third quarter of 2003. Total debt on December 31, 2003, was $947.0 million, compared to $973.0 million on September 30, 2003.
    Backlog increased from $472.2 million on September 30, 2003 to $475.5 million on December 31, 2003.
    "On a sequential basis," stated Murray, "our revenues continued to grow. Operating income was significantly lower in the fourth quarter compared to the third quarter, mainly due to manufacturing inefficiencies in our Flow Control segment and charges taken in the quarter. This was partially offset by better results in our Measurement Systems and Compression and Power Systems segments."

    Full year 2003 results compared to full year 2002

    For the fiscal year ended December 31, 2003, revenues were $1,657.0 million, an increase of $67.6 million compared to $1,589.4 million for the fiscal year ended December 31, 2002. Quarterly revenues in 2003 increased sequentially as market conditions started to improve, and the Company benefited from the effects of foreign currency appreciation. In contrast, 2002 revenues declined sequentially as most markets weakened.
    Operating income for fiscal year 2003 was $48.6 million, a decrease of $34.3 million compared to $82.9 million for the fiscal year 2002.
    For full-year 2003 the Company posted a net loss of $44.7 million compared to a net loss of $23.2 million recorded in 2002. EBITDA for fiscal 2003 was $97.2 million compared to $129.3 million for fiscal 2002.
    Adjusted EBITDA under the seventh amendment to the Company's senior secured credit agreement for fiscal year 2003 was $180.2 million compared to fixed adjusted EBITDA of $167.7 million in 2002. Adjustments to EBITDA in 2003 totaled $83.0 million. Adjustments in 2003 included restructuring and plant consolidation costs of $21.3 million; refinancing, restatement and re-audit expenses of $14.5 million; an allowance under our credit agreement for the effects of the strike in our natural gas engine business of $13.0 million; and asset write-offs, the majority of which was for excess and obsolete inventory, of $10.9 million (see footnote (6) to tables below reconciling adjusted EBITDA to net income).
    Gross profit in 2003 was $433.2 million compared to $421.6 million in 2002. Gross margin declined slightly to 26.1% for fiscal year 2003 compared to 26.5% for fiscal year 2002.
    SEG&A expense of $384.6 million for the year ended December 31, 2003 was 23.2% of revenue compared to $338.7 million which was 21.3% of revenue for the year ended December 31, 2002. The majority of the increase in SEG&A was in restructuring, restatement and re-audit, and credit agreement and indenture amendment expenses.
    "Operating income was down significantly on a year-over-year basis," stated Murray, "mainly due to increased expenses for restructuring, a re-audit and restatements of prior years, manufacturing inefficiencies in our Flow Control segment, and the impact of the strike in our Compression and Power Systems segment. These negative effects were only partially offset by improved performance in our Measurement Systems segment."
    Continued Murray, "In perspective, 2003 was a very challenging year for Dresser. Our markets began to slowly recover from the cyclical low at the end of 2002. We also incurred substantial charges as we rationalized the business and completed our 2001 re-audit and restatements of prior years."

    Flow Control revenue up year-on-year and sequentially in the fourth quarter, but operating income down

    In the Flow Control segment, revenues for the fourth quarter of 2003 were $266.7 million, up $36.7 million from $230.0 million in the same year-ago period. International markets continued to remain relatively strong, and revenues benefited from the positive effects of foreign currency appreciation. U.S. markets remained soft.
    An operating loss of $0.6 million for the quarter ended December 31, 2003, was down $5.3 million from operating income of $4.7 million recorded in the same quarter last year. Operating income in the fourth quarter of 2003 was negatively impacted by expenses associated with asset write-offs, initial recognition of foreign pension liabilities, and restructuring expenses.
    Backlog of $350.0 million on December 31, 2003 increased $82.4 million from $267.6 million on December 31, 2002, due to stronger bookings and the effects of foreign currency appreciation.
    On a sequential basis, revenues in the fourth quarter of 2003 of $266.7 million were up from $253.8 million recorded in the third quarter of 2003.
    An operating loss of $0.6 million in the fourth quarter of 2003 was down from operating income of $13.6 million in the third quarter of 2003.
    Backlog of $350.0 million on December 31, 2003 increased from $345.7 million on September 30, 2003.
    "The U.S. continued to be a soft market in the fourth quarter of 2003. There is very little new construction activity in the transmission market, and the power and process industries are still quiet," commented Murray. "International project business remains relatively strong and continues to generate significant bookings in our Flow Control segment."
    "Earnings results in this segment were disappointing," continued Murray. "As we expected, manufacturing inefficiencies in our on/off valve business were the main cause of poor operating income in this segment, and there were large expenses primarily related to asset write-offs primarily for excess and obsolete inventory and the consolidation of our Houston facilities."

    Measurement Systems posts strong quarterly results

    On a year-on-year basis, fourth quarter 2003 Measurement Systems revenues were $127.6 million, up $42.1 million from $85.5 million in the corresponding period of 2002. Volume growth was due to continued rollouts of point-of-sale systems for several major oil companies in the U.S., improving international sales of gasoline dispensers, and an uptick in dispenser demand from U.S. jobbers. Demand for dispensers from U.S. major oil companies remained weak. The acquisition (made in the second quarter) of Tokheim North America assets contributed $10.2 million in revenue growth.
    Operating income in the fourth quarter of 2003 was $15.3 million, up $7.5 million from fourth quarter 2002 operating income of $7.8 million. The Tokheim asset acquisition contributed $2.1 in operating income during the fourth quarter.
    Backlog on December 31, 2003 was $57.3 million compared to $43.9 million on December 31, 2002.
    On a sequential basis, fourth quarter 2003 revenues of $127.6 million were up $31.6 million from third quarter 2003 revenues of $96.0 million.
    Operating income in the fourth quarter of 2003 was $15.3 million, up $2.2 million from third quarter operating income of $13.1 million.
    Backlog on December 31, 2003 was $57.3 million compared to $49.5 million on September 30, 2003.
    Said Murray, "In this segment, revenue increases from improved market conditions and the acquisition we made earlier in the year generated significant increases in operating income. We have begun to see the effects of the investments made in restructuring and lean manufacturing in this business in the U.S. and Europe over the last few years, which have resulted in improved operating leverage over the last few quarters. Typically, the fourth quarter is a seasonal high in this business and the first quarter a seasonal low."

    Compression and Power Systems segment recovers from work stoppage

    Compression and power systems revenue in the fourth quarter of 2003 was $81.3 million, up $17.2 million from $64.1 million for the same period in 2002. In the natural gas engine business, production picked up significantly as we shipped excess backlog caused by the work stoppage earlier in the year. There was also increased demand in the replacement parts business as gas compression customers increased maintenance and refurbishment spending due to higher utilization of their engine assets.
    Operating income for the quarter ended December 31, 2003 was $7.8 million, compared to $2.8 million for the quarter ended December 31, 2002. Increased production in the natural gas engine business was augmented by positive contributions from the blower business.
    Backlog on December 31, 2003 was $68.2 million compared to backlog of $40.7 million on December 31, 2002. Backlog increases are primarily due to excess backlog due to the work stoppage in the natural gas engine business.
    On a sequential basis, revenue of $81.3 million in the fourth quarter of 2003 was up $11.8 million from $69.5 million in the third quarter of 2003.
    Operating income for the fourth quarter of 2003 was $7.8 million, compared to $1.4 million for the third quarter of 2003.
    Backlog on December 31, 2003 was $68.2 million compared to backlog of $77.6 million on September 30, 2003. Decreases in backlog were mainly due to reduction of excess backlog caused by the strike.
    "In our natural gas engine business, production has increased substantially as we work to reduce our backlog," said Murray. "Lead times on orders are starting to come down, but we have some work to do before they reach acceptable levels. At the same time we are seeing healthy aftermarket demand for parts which typically indicates rising utilization rates of our engines by our customers."
    Murray stated, "In this segment our blowers business has turned around, mainly due to restructuring efforts during 2002 and 2003. There has been some improvements in the international water and wastewater markets, but most of the improved results are due to cost reductions."

    The Company provides first quarter 2004 outlook

    "We expect operating income in the first quarter of 2004 to be up significantly on both a sequential basis, and compared to the first quarter of 2003," stated Murray. "Adjusted EBITDA in the first quarter will be down on a sequential basis, and up slightly from the $38.3 million in adjusted EBITDA fixed in our credit agreement in the first quarter of 2003. We expect restructuring expenses and other adjustments to drop significantly from the fourth quarter of 2003."
    "Going into 2004 our backlog position is higher than last year, and bookings in most of our businesses are improved. We will see a seasonal low in the first quarter, primarily due to the typical seasonal decline in shipments in our measurement systems segment, and will have some continued drag on earnings as we finish the consolidation of our Houston on/off valve operations. We expect adjusted EBITDA for 2004 to be between $180 million to $200 million."

    Conference call

    The Company will hold a conference call Tuesday, March 30, at 4:30 p.m. EST, 3:30 p.m. CST. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-915-4836 (international dial 1-973-317-5319), ten minutes before the conference call begins and ask for the Dresser conference.
    There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.
    A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through April 6 and may be accessed by dialing 1-800-428-6051 (international dial 1-973-709-2089), then enter passcode 346319.
    Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

    Notice relating to use of non-GAAP measures

    EBITDA and EBITDA as defined in our credit agreement ("Adjusted EBITDA") are non-GAAP measures used by management to measure performance. The Company believes that certain investors may find EBITDA and Adjusted EBITDA to be useful tools for measuring a company's ability to service its debt. Adjusted EBITDA is also a metric used by our senior lenders under our credit agreement to determine if we are in compliance with loan covenants. As such, it may be important to investors to be aware of the same measure, as a default in a loan covenant could have significant consequences to the Company.
    Nevertheless, EBITDA and Adjusted EBITDA have distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company. Adjusted EBITDA, as defined in our credit agreement, further excludes factors such as "...all extraordinary, unusual or nonrecurring charges, gains and losses (including, without limitation all restructuring costs...)" and "...Non-cash Charges less any non-cash items increasing Net Income for such period (other than normal accruals in the ordinary course of business)...". However, these are expenses that may recur and vary greatly and are difficult to predict. They can represent the effects of long-term strategies as opposed to short-term results. In addition, these expenses can represent a reduction of cash that could be used for other corporate purposes. Further, Adjusted EBITDA, as defined in our credit agreement, contemplates taking adjustments for expenses that are non-cash in the current period but are associated with cash expenditures in prior periods. Management compensates for these limitations by relying upon the GAAP results, and using the non-GAAP measures as supplements only.
-0-
*T

Table 1: Reconciliation of 2003 Adjusted EBITDA to Net Income
                                                                 FY
($ Millions)                           1Q03   2Q03  3Q03   4Q03  2003
                                     ---------------------------------
Net  Income / (Loss)                 $(6.1)$(16.9)$(9.2)$(12.5)$(44.7)
Interest expense (1)                  20.4   21.3  21.2   22.9   85.8
Interest income                       (1.3)  (0.6) (0.5)  (0.5)  (2.9)
Income tax expense                     2.3    8.0  10.8   (6.6)  14.5
Depreciation and amortization         10.5   10.8  10.4   12.8   44.5
                                     ---------------------------------
EBITDA                               $25.8  $22.6 $32.7  $16.1  $97.2
                                     ---------------------------------
Restructuring - Cash Payments (4)             1.6   6.3    5.2   13.1
Restructuring - Non-Cash Charges (5)          0.6   0.2    0.2    1.0
Other credit agreement adjustment (6)        18.4   7.7   30.3   56.4
Adjustment to reconcile adjusted
 EBITDA under amendment 6 (3)         12.5      -     -      -   12.5
Total adjustments to EBITDA (as
 defined per credit agreement)        12.5   20.6  14.2   35.7   83.0

                                     ---------------------------------
Adjusted EBITDA (2, 3) after
 amendment 7                         $38.3  $43.2 $46.9  $51.8 $180.2
                                     ---------------------------------
Gain/(Loss) on Foreign Exchange          -    5.1  (0.8)   5.8   10.1
                                     ---------------------------------
Adjusted EBITDA (3) prior to
 amendment 7                         $38.3  $38.1 $47.7  $46.0 $170.1
                                     ---------------------------------

Table 2: Reconciliation of 2002 Adjusted EBITDA to Net Income

                                                                  FY
($ Millions)                            1Q02  2Q02  3Q02   4Q02  2002
                                      --------------------------------
Net  Income / (Loss)                   $2.2 $(1.3) $0.2 $(24.3)$(23.2)

Interest expense (1)                   33.8  23.4  21.6   19.8   98.6
Interest income                        (0.7) (0.4) (0.9)  (0.7)  (2.7)
Income tax expense                      4.4   4.3  (2.9)   7.7   13.5
Depreciation and amortization          10.9  10.4  11.4   10.4   43.1
                                      --------------------------------
EBITDA                                $50.6 $36.4 $29.4  $12.9 $129.3
                                      --------------------------------

Adjustment to reconcile adjusted
 EBITDA under amendment 6 (3)          (6.9) 11.3  17.5   16.5   38.4
                                      --------------------------------
Adjusted EBITDA (3)                   $43.7 $47.7 $46.9  $29.4 $167.7
                                      --------------------------------
*T

    Notes:

    (1) 2002 interest expense includes $20.3 million of amortization of deferred financing costs, which includes $15.4 million of accelerated amortization expense arising from voluntary prepayments of senior debt during 2002. 2003 interest expense includes $5.1 million of amortization of deferred financing costs. Cash interest expense in 2002 and 2003 was $77.6 million and $75.8 million, respectively.
    (2) Calculated based on the current definition of "EBITDA" in our credit agreement.
    (3) Adjusted EBITDA has been fixed in our credit agreement for certain periods by Amendment No. 6 and Waiver to the Credit Agreement, including all of 2002 and the first quarter of 2003.
    (4) These items include restructuring items including termination benefits and other exit activities from the consolidation of operations, discontinuations of product lines and a company-wide reduction in force.
    (5) These items include restructuring items for the write-down of machinery, goodwill and other assets
    (6) These items include adjustments to EBITDA allowed under the Company's senior secured credit agreement primarily consisting of allowance for losses (including lost earnings and incremental costs) incurred during the second and third quarters of 2003 attributable to a labor dispute at the Waukesha plant in an aggregate amount for all losses not to exceed $13.0 million; increased provisions for excess and obsolete inventory and other non-cash adjustments of $10.9 million in 2003; fees and expenses related to or resulting from the re-audit and restatement of the financial statements including the fees of accountants, legal counsel and others engaged to perform services in connection therewith of $10.5 million in 2003; initial recognition of certain foreign pension liabilities for prior years of $5.2 million in 2003; loss on the sale of LVF of $4.8 million in 2003; fees payable and expenses incurred in connection with Amendments Nos. 4, 5, and 6 and Waiver and bond indenture fees of $4.0 million in 2003; ERP system software impairment expenses of $2.4; expenses associated with the transfer of a manufacturing operation to Brazil of $2.4 million; and other adjustments of $3.2 million. The Company had significant adjustments to results of operations reported in the fourth quarter of 2003, aggregating to a $10.0 million decrease to pretax income. We evaluated the effect of these adjustments and concluded the quarter to which the adjustment applies is indeterminate or the effect of the adjustment to prior quarters, where determinable, is not significant to the Company, as a whole or within any segment, to any quarter.

    Safe Harbor Statement

    This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services. In addition, see the "Risk Factors" disclosure in the Company's 2003 Annual Report on Form 10-K on file with the Securities and Exchange Commission.
    Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.


                             DRESSER, INC.
             Condensed Consolidated Statements of Earnings
                             (In Millions)
                               Unaudited

                           Three Months           Twelve Months
                          Ended Dec 31,           Ended Dec 31,
                      ------------------------------------------------
                        2003    2002 Change     2003      2002 Change
                      --------------------- --------------------------

Revenues              $473.2  $378.7 $94.5  $1,657.0  $1,589.4  $67.6

Cost of revenues       352.4   279.4  73.0   1,223.8   1,167.8   56.0
------------------------------------------- --------------------------
Gross profit           120.8    99.3  21.5     433.2     421.6   11.6
Selling, engineering,
 administrative
and general expenses   112.1    97.9  14.2     384.6     338.7   45.9
------------------------------------------- --------------------------

Operating Income         8.7     1.4   7.3      48.6      82.9  (34.3)

Other income
 (deductions)          (27.7)  (18.0) (9.7)    (78.8)    (92.7)  13.9
------------------------------------------- --------------------------

(Loss) income before
 taxes                 (19.0)  (16.6) (2.4)    (30.2)     (9.8) (20.4)

Provision for income
 taxes                   6.5    (7.7) 14.2     (14.5)    (13.4)  (1.1)
------------------------------------------- --------------------------

Net (loss) income     $(12.5) $(24.3)$11.8    $(44.7)   $(23.2)$(21.5)
------------------------------------------- --------------------------

                             Dresser, Inc.
                    Information by Business Segment
                               Unaudited
                             (In Millions)

                               Three Months Ended  Twelve Months Ended
                                     Dec 31,             Dec 31,
                               ------------------- -------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues:
  Flow Control                   $266.7    $230.0    $996.0  $1,005.1
  Measurement Systems             127.6      85.5     390.6     310.9
  Compression and  Power
   Systems                         81.3      64.1     276.9     277.1
  Reconciling items incl.
   corporate                       (2.4)     (0.9)     (6.5)     (3.7)
-------------------------------------------------- -------------------
                                 $473.2    $378.7  $1,657.0  $1,589.4
-------------------------------------------------- -------------------

Gross Profit:
  Flow Control                    $61.8     $61.9    $267.3    $274.2
  Measurement Systems              37.9      21.9     104.4      78.9
  Compression and  Power
   Systems                         20.0      15.1      60.5      68.1
  Reconciling items incl.
   corporate                        1.1       0.4       1.0       0.4
-------------------------------------------------- -------------------
                                 $120.8     $99.3    $433.2    $421.6
-------------------------------------------------- -------------------

Selling, Engineering, Administrative and
 General Expenses:
  Flow Control                    $62.4     $57.2    $224.2    $205.7
  Measurement Systems              22.6      14.1      71.9      55.3
  Compression and  Power
   Systems                         12.1      12.3      47.9      51.1
  Reconciling items incl.
   corporate                       15.0      14.3      40.6      26.6
-------------------------------------------------- -------------------
                                 $112.1     $97.9    $384.6    $338.7
-------------------------------------------------- -------------------

Operating Income:
  Flow Control                    $(0.6)     $4.7     $43.1     $68.5
  Measurement Systems              15.3       7.8      32.5      23.6
  Compression and  Power
   Systems                          7.8       2.8      12.5      17.0
  Reconciling items incl.
   corporate                      (13.9)    (13.9)    (39.5)    (26.2)
-------------------------------------------------- -------------------
                                   $8.6      $1.4     $48.6     $82.9
-------------------------------------------------- -------------------

SUPPLEMENTAL INFORMATION:
Depreciation and Amortization:
  Flow Control                     $7.2      $6.4     $25.0     $25.0
  Measurement Systems               1.8       1.2       5.8       5.1
  Compression and  Power
   Systems                          2.7       2.4      10.9      12.0
  Reconciling items incl.
   corporate                        1.2       0.4       2.8       1.0
-------------------------------------------------- -------------------
                                  $12.9     $10.4     $44.5     $43.1
-------------------------------------------------- -------------------

Capital Expenditures:
  Flow Control                     $9.3      $3.2     $21.0      $9.2
  Measurement Systems               0.5       0.4       1.3       1.6
  Compression and  Power
   Systems                          2.3       0.6       3.8       4.2
  Reconciling items incl.
   corporate                        6.4         -      10.2       0.2
-------------------------------------------------- -------------------
                                  $18.5      $4.2     $36.3     $15.2
-------------------------------------------------- -------------------

Backlog:
  Flow Control                   $350.0    $267.6
  Measurement Systems              57.3      43.9
  Compression and  Power
   Systems                         68.2      40.7
  Reconciling items incl.
   corporate                          -      (3.1)
--------------------------------------------------
                                 $475.5    $349.1
--------------------------------------------------


                                Dec 31,   Dec 31,
Balance Sheet:                     2003      2002
                               --------- ---------

Cash and Cash Equivalents        $149.6    $126.3
Working Capital(1)               $354.0    $374.6
Total Assets                   $1,404.2  $1,358.7

Total Borrowings under Sr.
 Credit Agreement and Sr. Sub.
 Indenture                       $936.6    $959.8
Total Debt                       $947.0    $983.6

(1) Accounts receivable and inventories less accounts and notes payable only.


    CONTACT: Dresser, Inc., Dallas
             Stewart Yee, 972-361-9933
             stewart.yee@dresser.com